Exhibit 99.1
SM&A Reports Financial Results for Q2 2008

Contact:	SM&A:	Investor Contact:
	Jim Eckstaedt	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz, Robert Blum
	(949) 975-1550	(602) 889-9700
NEWPORT BEACH, CA—August 7, 2008 — SM&A (NasdaqGM: WINS) the world’s foremost management consulting firm providing solutions to PURSUE, WIN and profitably PERFORM on competitive procurements projects, today announced financial results for the second quarter ended June 30, 2008.
Highlights for the quarter included:
•	Record quarterly revenues of $26.0 million;

•	Program Services revenues increase 42% vs. comparable 2007 quarter;

•	Program Services revenues exceed Competition Management revenues for the 1st time;

•	Highest Aerospace and Defense Revenues in history of SM&A;

•	12 new customers during the quarter;
The Company reported record quarterly revenues of $26.0 million for the second quarter of 2008, up 1.6% compared to $25.6 million in the comparable quarter of the previous year. Net income for the quarter was $1.0 million, or $0.05 per fully diluted share, versus net income of $2.0 million, or $0.11 per fully diluted share in the second quarter of 2007. Financial results for the quarter were impacted by charges of $0.8 million associated with the recently concluded proxy contest initiated by the former Chairman and CEO of the company, and by an earn-out expense of $0.7 million relating to a company acquired in 2007. The Company recognized as an expense, under generally accepted accounting principals (GAAP) the contingent payment to the principal of the acquired company earned under the acquisition agreement. Excluding the aforementioned charges, on a tax-effected basis, non-GAAP net income for the second quarter was $1.9 million, or $0.10 per fully diluted share compared to $0.11 per fully diluted share for the same period of the prior year.
(See Exhibit A for Reconciliation of GAAP to Non-GAAP EPS.)
Cathy McCarthy, president and CEO of SM&A said, “We are pleased to report the highest revenues of any quarter in the history of SM&A; particularly in light of the uncertain spending priorities at all levels of government. We attracted 12 new customers during the quarter and generated ‘new customer’ revenue that ranks among the highest of any quarter in the history of the company. Additionally, we achieved record aerospace and defense (“A&D”) revenues by successfully embedding more SM&A Program Services personnel into client programs to help improve project management and efficiency. Our strategy of offering more services and solutions across our clients’ entire program life cycles, through our Program Services business, is achieving real traction. Program Services revenues for the quarter exceeded revenues of Competition Management for the first time in the history of the Company. The long-term nature of our Program Services assignments and the more predictable recurring revenue that those assignments generate, reflects our strategy of diversifying our revenue streams in order to offset the traditional revenue fluctuations associated with our Competition Management business.”
Program Services:
Program Services revenue for the quarter was $15.2 million, an increase of 42%, compared with $10.7 million for the same period of the prior year and $12.1 million in the immediately preceding quarter. This was the sixth (6th) consecutive quarter of revenue growth for the segment. Program Services accounted for 58% of total quarterly revenues, compared to 42% of total quarterly revenue in the second quarter of 2007. Performance Management Associates, Inc. (PMA), acquired in September 2007, contributed $1.8 million to Program Services revenues in the second quarter of 2008. Organic revenue growth for the quarter in the Program Services segment was 25%.
“The strong performance in Program Services is a validation of the long-term growth potential for this segment and the leveraging of our account executive team,” said Ms. McCarthy. “We firmly believe that we can significantly leverage our expertise, and the 85% WIN rate, in our flagship Competition Management business to create a strong recurring revenue component that will provide consistent growth and greater predictability to our top and bottom-line performance in the coming years. We are driven to successfully execute on this strategy of a more diversified revenue stream.”
Competition Management:
Competition Management revenue for the quarter was $10.8 million, or 42% of total revenues, compared to $14.9 million, or 58% of total revenues, in the second quarter of 2007. During the quarter there were fewer large Federal procurement opportunities as compared to the second quarter of 2007, which benefited by $1.3 million in revenues from a large health care procurement in that quarter. The trend of Federal procurement opportunities continues to be variable contributing to inconsistent Competition Management revenue.
“It is clear that Federal procurement opportunities were substantially lower in the just completed quarter than they were in the comparable quarter last year,” continued Ms. McCarthy, “Competition Management revenues traditionally fluctuate on a quarterly basis due to timing of project starts and completions and the number and size of projects within the quarter. We continue to be engaged with all of our Competition Management clients on procurement opportunities that are currently in progress, and we continue to achieve our traditional 85% cumulative WIN rate. While we expect Federal procurement opportunities to continue to be relatively soft throughout the second half of the year, we believe that a new presidential administration will provide clarity and result in the initiation of new procurement opportunities in the near future. Competition Management is the foundation of our business. We are dedicated to maintaining our leadership in this critical market and we continue to add high value resources and focus to maintain our leadership position.”
Strategic Advisors:
“With the creation of SM&A Strategic Advisors we have enhanced our value to our strategic clients,” commented Ms. McCarthy. “Through the leadership of General Peter Pace (USMC Retired) as CEO of Strategic Advisors, SM&A is more fully engaged with our clients’ corporate planning and pipeline development. Our recent participation in the Farnborough (England) International Air show was a unique opportunity for SM&A to consult at the highest level with the senior leaders of our strategic clients and to identify opportunities for SM&A to advise those clients on addressing some of their most pressing challenges.
“In addition to increasing the quality of our strategic offerings to our clients, the presence of General Pace as the CEO of SM&A Strategic Advisors has improved our ability to attract and retain high quality associates. SM&A Strategic Advisors has enhanced our pipeline for late 2008 and will continue to help build our business into 2009.” said Ms. McCarthy
Revenue by Market Vertical:
Revenue from A&D clients totaled $21.0 million for the second quarter of 2008, the highest A&D revenue quarter in the Company’s history, compared to $20.1 million in the second quarter last year.

Revenue from non-A&D clients was $5.0 million, compared to $5.5 million in the second quarter last year. Non-A&D business represented 19% of total second quarter revenue, compared with 22% a year ago.
SG&A Expense and Gross Margins:
SG&A expenses were $8.6 million in the quarter. Stock-based compensation for the quarter totaled $0.4 million. Included in SG&A expense was $0.7 million related to an earn-out expense by the principal of an acquired business and $0.8 million associated with the recently concluded proxy contest. Excluding the aforementioned stock-based compensation, earn-out and proxy expenses, operating SG&A expenses were $6.6 million, or 25.2% of second quarter 2008 revenue compared to $6.2 million, or 24.2% on an operating basis in the second quarter of 2007. The slight increase in spending reflects the investment in Strategic Advisors, increased cost in hiring additional associates to support growth in Program Services and the SG&A acquired from the acquisition of PMA.”
(See Exhibit B for reconciliation of GAAP to non-GAAP information.)
Jim Eckstaedt, executive vice president finance and CFO of SM&A said, “We continue to make progress in managing our operational costs and we expect continued improvement in the quarters to come. Gross profit margins improved to 39.6% in the second quarter, up from 38.3% in the first quarter of 2008 and up from 38.7% in the comparable quarter of the prior year. We are pleased with the improvement thus far.”
Stock Buyback:
During the quarter the Company purchased 413,036 shares of its common stock in the open market at a total cost of $2.1 million, or an average price of $4.97 per share. The Company currently has approximately $2.7 million remaining in the share repurchase authorization. Cash and investments totaled $9.0 million at June 30, 2008 with no outstanding debt.
2008 Guidance:
The Company believes that the slowdown in Federal procurements opportunities and the current delay in awards will impact revenue growth for the balance of 2008. The Company expects revenue growth for full year 2008 in the range of 5.0% to 6.5%. The Company anticipates GAAP earnings per share for full year 2008 to be between $0.25 and $0.27 per share. The change in earnings guidance is attributable to incremental earn-out expenses, incremental expenses related to the proxy contest, as well as a decrease in revenue expectations. Excluding proxy costs and earn-out expense, adjusted non-GAAP EPS is anticipated to be between $0.37 and $0.39 for the year.
Gross margin is expected to be approximately 39% to 40% for the full year. The full year impact of the earn-out expense related to the PPI acquisition is estimated to be approximately $3.1 million or $0.09 per share. In fiscal 2009 the maximum earn out is $1.8 million. Excluding the full effect for the additional earn-out expense, stock-based compensation and proxy contest costs, operating SG&A is estimated to be approximately 27% of revenue.
Disclosure of Certain Financial Information
In an effort to be transparent and to provide more meaningful comparative SG&A and diluted EPS, including the recurring stock-based compensation expense disclosure to our shareholders, we’ve provided a reconciliation of GAAP and non-GAAP information.
Conference Call and Webcast:
The Company will host a conference call at 4:30 p.m. EASTERN on Thursday, August 7, to discuss the Company’s second quarter 2008 financial results. The dial-in number for the conference call is 888-413-9033 for domestic participants and 706-679-5064 for international participants. The call will also be accessible via live webcast at the homepage of www.smawins.com by clicking on the Investor Relations tab and webcast link. A replay of the conference call will be available at www.smawins.com or by dialing 800-642-1687 or 706-645-9291, reference access code 55687561.The call replay will be available for seven days.
About SM&A:
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PURSUE for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures aerospace and defense industries along with System Integration and Information Technology industries, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statement

Exhibit A
SM&A
Diluted EPS Non GAAP Reconciliation
(in thousands, except per share information)
(unaudited)

	Three Months Ended
	June 30, 2008		June 30, 2007		March 31, 2008
	$	Per Share	$	Per Share	$	Per Share
EPS (as reported)		$0.05		$0.11		$0.03

Earn-Out Expense	$733	0.02	$—	—	$876	0.03
Proxy Contest Cost	820	0.03	—	—	60	0.00
Company Wide Offsite	—	—	—	—	1,100	0.03

Subtotal	$1,553	0.05	$—	—	$2,036	0.06

Non-GAAP EPS (as adjusted)		$0.10		$0.11		$0.09

Tax Rate		42.2%		40.2%		42.9%
Diluted Shares		18,698		18,964		19,100
Note: Sum of columns may not equal totals due to rounding. Per share data is shown net of tax.

Exhibit B
SM&A
SG&A Non-GAAP Reconciliation
(in thousands)
(unaudited)

	Three Months Ended
	June 30, 2008		June 30, 2007		March 31, 2008
Revenue	$26,009	100.0%	$25,568	100.0%	$25,423	100.0%

SG&A (as reported)	8,553	32.9%	6,631	25.9%	8,957	35.2%

Less:
Earn-Out Expense	733	2.8%	—	0.0%	876	3.4%

SG&A less Earn-Out Expense	7,820	30.1%	6,631	25.9%	8,081	31.8%

Less:
Stock Based Compensation	434	1.7%	448	1.8%	421	1.7%
Proxy Contest Cost	820	3.2%	—	0.0%	60	0.2%
Company Wide Offsite	—	0.0%	—	0.0%	1,100	4.3%

Subtotal	1,254	4.8%	448	1.8%	1,581	6.2%
Non-GAAP SG&A (as adjusted)	$6,566	25.2%	$6,183	24.2%	$6,500	25.6%

Note: Sum of columns may not equal totals due to rounding.

SM&A
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
Assets:	(unaudited)
Current assets:
Cash and cash equivalents	$3,315	$5,422
Investments	5,653	10,610
Accounts receivable, net	24,056	18,171
Prepaid expenses and other current assets	1,526	2,011

Total current assets	34,550	36,214
Fixed assets, net	3,318	3,399
Goodwill	8,374	8,278
Intangibles, net	1,670	1,892
Other assets	1,890	895

	$49,802	$50,678

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,331	$1,925
Accrued compensation and related benefits	4,470	3,508
Accrued contingent consideration	—	1,750
Other current liabilities	148	127

Total current liabilities	6,949	7,310
Other liabilities	711	785

Total liabilities	7,660	8,095

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	46,586	45,450
Treasury stock	(4,595)	(1,506)
Retained earnings (accumulated deficit)	149	(1,363)

Total stockholders’ equity	42,142	42,583

	$49,802	$50,678

SM&A
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$26,009	$25,568	$51,432	$49,192
Cost of revenue	15,728	15,663	31,413	30,080

Gross margin	10,281	9,905	20,019	19,112
Selling, general and administrative expenses	8,553	6,631	17,510	13,525

Operating income	1,728	3,274	2,509	5,587
Interest income, net	22	78	117	221

Income before income taxes	1,750	3,352	2,626	5,808
Income tax expense	738	1,349	1,114	2,354

Net income	$1,012	$2,003	$1,512	$3,454

Earnings per share:
Basic	$0.05	$0.11	$0.08	$0.18
Diluted	$0.05	$0.11	$0.08	$0.18

Shares used in calculating earnings per share:
Basic	18,603	18,787	18,797	18,698
Diluted	18,698	18,964	18,901	18,882